GOLDSTEIN GOLUB KESSLER LLP

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated February 27, 2007 on the financial statements of Fortress International Group, Inc. (formerly Fortress America Acquisition Corporation) for the years ended December 31, 2006 and 2005 and for the period from December 20, 2004 (inception) to December 31, 2006, of which are included in the Fortress International Group, Inc. 2006 Form 10-K.

Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 9, 2007

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com